This Contract is meant to protect your assets in the event market fluctuations bring your Account Value below the Minimum Amount or in the event you outlive your assets.  This Contract does NOT protect the actual investments in Your Account.  For example if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee that you will be able to withdraw, after age 65, Guaranteed Lifetime Withdrawal Amounts of 5% of $600,000 (instead of 5% of $400,000) on an annual basis for life.  We guarantee this even if such withdrawals bring your Account Value to $0

Act File No. 333-149613

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	63	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Barnes, Esq.
SVP and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.                                                                                                 [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                                 [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                                               [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                                               [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                                                                                                                                                                [   ]
Accelerated filer                                                                                                                                                                                                          [   ]
Non-accelerated filer (Do not check if a smaller reporting company)                                                                                                                 [   ]
Smaller reporting Company                                                               [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in Individual Supplemental Immediate Fixed Income Annuity	*	*	$1,000,000	$39.30

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these Contracts are not issued in predetermined amounts or units.

__________________________________________________________________________________________________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
__________________________________________________________________________________________________________________________

INDIVIDUAL SUPPLEMENTAL IMMEDIATE FIXED INCOME ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is _______________, 2008.

This prospectus describes individual supplemental immediate fixed income annuity contracts (referred to as “Contracts”) issued by Nationwide Life Insurance Company (“Nationwide”) that are offered to investment advisory clients of Envestnet Asset Management, Inc. (“Envestnet”).  Please read this prospectus carefully and keep it for future reference.

The Contract has no cash value and does not provide a death benefit.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

The Contract:
•	Is NOT a bank deposit
•	Is NOT FDIC insured
•	Is NOT insured or endorsed by a bank or any government agency
•	Is NOT available in every state

TABLE OF CONTENTS

SUMMARY OF THE CONTRACTS	1
Preliminary note regarding terms used in this prospectus:
What is the Contract?
How does the Contract generally work?
How much will the Contract cost?
What are the requirements to purchase the Contract?
Can a Contract be purchased to fund an Individual Retirement Account (IRA)?
Can the Contract Owner cancel the Contract?
Does the Contract contain any type of spousal benefit?
RISK FACTORS	4
Your investment choices are limited by the Contract.
You may die before receiving payments from us.
Early Withdrawals or Excess Withdrawals will reduce or eliminate the guarantees provided by your Contract.
The Fee will reduce the growth of Your Account.
Actions of your creditors may reduce or eliminate the guarantees provided by your Contract.
Envestnet may no longer manage the assets in Your Account.
Nationwide’s claims paying ability.
Tax Consequences.
YOUR RELATIONSHIP WITH ENVESTNET AND NATIONWIDE	5
The Contract
Management of Your Account
THE ACCOUNT PHASE	6
What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?
Can my Guaranteed Lifetime Withdrawal Base change?
What is the Withdrawal Start Date and what does it mean?
What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?
What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero during the Account Phase?
TRIGGERING THE ANNUITY PHASE	9
What events will trigger payment of the Guaranteed Annuity Payments?
What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date?
How is the Contract transitioned into the Annuity Phase?
THE ANNUITY PHASE	10
How much will each Annuity Payment be?
Will the Annuity Payments ever increase or decrease?
How often are the Annuity Payments paid?
How long will the Annuity Payments be paid?
SPOUSAL CONTINUATION OPTION	10
What is the Spousal Continuation Option?
Election of the Spousal Continuation Option
How much does the Spousal Continuation Option cost?
Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?

i

THE CONTRACT FEE	11
How much is the Contract Fee?
When and how is the Contract Fee assessed?
Will the Contract Fee be the same amount from quarter to quarter?
Will advisory and other fees impact the Account Value and the guarantees under the Contract?
MANAGING WITHDRAWALS FROM YOUR ACCOUNT	12
DEATH PROVISIONS	13
Non-Qualified Contracts
Qualified Contracts
MARRIAGE TERMINATION PROVISIONS	13
Marriage termination in the Account Phase
Marriage termination in the Annuity Phase
SUSPENSION AND TERMINATION PROVISIONS	14
What does it mean to have a suspended Contract?
What will cause a Contract to be suspended?
What can be done to take the Contract out of suspension?
Specific suspension events and their cures.
What will cause a Contract to be terminated?
DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU	16
FEDERAL INCOME TAX CONSIDERATIONS	17
PREMIUM TAXES	20
MISCELLANEOUS PROVISIONS	20
DISTRIBUTION (MARKETING) OF THE CONTRACT	20
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	21
LEGAL OPINION	21
EXPERTS	21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	21
DEFINITIONS	22

____________________________________________________________________________________________________________________________

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission “SEC” on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).
____________________________________________________________________________________________________________________________

ii

SUMMARY OF THE CONTRACTS

Preliminary note regarding terms used in this prospectus:

Certain terms used in this prospectus have specific and important meanings.  Some are explained below.  Others are explained as they appear in the prospectus. Additionally, in the back of this prospectus, there is a “Definitions” provision containing definitions of all of the terms used in the prospectus.

➢	“We,” “us,” “our,” “Nationwide” or the “Company” means Nationwide Life Insurance Company.

➢
“You” or “yours,” “Owner” or “Contract Owner” means the owner of the Contract. If more than one Owner is named, each Owner may also be referred to as a “Joint Owner.”  Joint Owners are permitted only when they are spouses as recognized by applicable Federal law.

Ø	“Your Account” means the account you own managed by Envestnet Asset Management, Inc.

The following is a summary of the Contract.  Unless otherwise noted, this prospectus assumes that you are the sole Contract Owner.  You should read the entire prospectus in addition to this summary.

What is the Contract?

The Contract is an Individual Supplemental Immediate Fixed Income Annuity Contract that is offered to investors who have their investments managed by Envestnet Asset Management, Inc. (“Envestnet”).  Envestnet is a wealth management firm founded in 1999 and provides a unified web-based platform of investment management solutions and integrated technology to help financial institutions and independent advisors deliver investment solutions to clients at all asset levels.  Envestnet’s web-based platform provides financial advisors access to multiple investment programs, proposal generation tools and account management resources.  Each such investor’s account at Envestnet will be referred to as Your Account.

The Contract provides for annuity payments (“Guaranteed Annuity Payments”) based on the value of Your Account when you first purchase the Contract (with adjustments for additions and withdrawals) (the “Guaranteed Annuity Base”), regardless of how long you live or how the investments in Your Account perform, as long you meet the specified conditions of the Contract as described in this prospectus.

It is important to note that the Contract has no cash value.  Rather, you own the assets in Your Account.

In the event that the value of the assets in Your Account (“Account Value”) falls below a specified minimum amount or you live to a certain age, we will make payments to you for the rest of your life (the “Guaranteed Annuity Payments.”  The amount of your Guaranteed Annuity Payments will vary based on your Account Value and other actions you take with regard to Your Account, as described in this prospectus.

Guaranteed Annuity Payments under your Contract are triggered only if the withdrawals (within the limits of the Contract) and/or poor investment performance reduce your Account Value to $15,000 or lower within your lifetime (or, if you have purchased the Spousal Continuation Option, your and your spouse’s lifetime).  If this contingency does not occur, you will never receive any payments from us and your guarantee will have no value.

The guarantees in your Contract are based on the age and life of the annuitant.  Unless this Contract is issued to a trustee of a trust or a custodian of an IRA, the annuitant is usually you, the Contract Owner and the owner of Your Account.  If the Contract is issued to a trust or custodian of an IRA, you must be the annuitant, and if you elect the Spousal Continuation Option (discussed later in this prospectus), you and your spouse must be joint annuitants and your spouse must be listed as the beneficiary.

The assets in Your Account are required to remain invested at all times in one of three available investment options (referred to as “Eligible Portfolios”) made available by Envestnet, or your Contract may terminate and your Guaranteed Annuity Payments may be reduced to zero.  Neither we, nor Envestnet, manage Your Account.  Ensuring that Your Account remains invested according to the terms of the Contract is your responsibility.

How does the Contract generally work?

The life of the Contract can generally be described as having two phases: an “Account Phase” and an “Annuity Phase.”

During the Account Phase, Your Account operates just like any other advisory account.  You may make additional deposits (payments applied to Your Account after the Contract is issued) to, and take withdrawals from Your Account.  (Note, however, that taking withdrawals may impact how much your Guaranteed Annuity Payments will be during the Annuity Phase.)  After you (or, in the case of Joint Owners, the younger Joint Owner) turn 65, you can take annual withdrawals of up to the Guaranteed Lifetime Withdrawal Amount, which is the amount that you can withdraw from Your Account each calendar year without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Annuity Payments.

If and when either of the following triggering events occurs, the Contract will begin the Annuity Phase:

•
your Account Value (the assets in Your Account), after reaching the day you are eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount “Withdrawal Start Date,” falls below the greater of $15,000 or the Guaranteed Annuity Amount (the “Minimum Account Value”); or

•	you, after reaching the Withdrawal Start Date, affirmatively elect to begin the Annuity Phase by submitting the appropriate administrative forms.

At that time, Your Account will be closed, any remaining Account Value will be transferred to us, and we will begin making annual guaranteed fixed annuity payments (“Guaranteed Annuity Payments”) to you for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live.

Note: You may never receive a Guaranteed Annuity Payment.  If you (and your spouse, if the Spousal Continuation Option, discussed herein, is elected) die before any of the triggering events occurs, or if none of the triggering events occur, no benefit is payable under this Contract.

How much will the Contract cost?

During the Account Phase, you will pay a fee for the Contract (the “Contract Fee” or “Fee”) which will be deducted from your Account Value on a quarterly basis.  The Fee is calculated as a specified percentage of your Guaranteed Lifetime Withdrawal Base (not your Account Value) at the time the Fee is calculated.  The Fee compensates us for the risk we assume in providing you Guaranteed Annuity Payments in the event your investments perform poorly or in the event you outlive your assets.

The guaranteed maximum Fee we can ever charge for your Contract is 2.00% of your Guaranteed Lifetime Withdrawal Base on an annual basis.  We currently charge a lower amount of 1.20% of your Guaranteed Liftetime Withdrawal Base on an annual basis.  We reserve the right to increase the Fee (up to a maximum of 2.00% of your Guaranteed Lifetime Withdrawal Base) upon 30 days’ written notice to you.  Please see “The Automatic Contract Anniversary Step-ups” section in “The Account Phase” for more information about terms and conditions.

Note: The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial and other services or charges imposed by your broker, Envestnet, any mutual funds or other investments that comprise Your Account.  Any fees you pay that are deducted from your Account Value, including the Contract Fee, will negatively affect the growth of your Account Value.

During the Annuity Phase, no Contract Fee is assessed.

What are the requirements to purchase the Contract?

The Contract is only available for purchase by investors who are clients of Envestnet.  You, as a client of Envestnet, may purchase a Contract when you first open Your Account or at any time thereafter (prior to your or the younger Joint Owner’s 85th birthday).

To purchase a Contract, the value of Your Account on the date of application must equal $100,000 or more.  We will not issue a Contract to an Envestnet client whose Account Value is greater than $2,000,000 without the approval of our Home Office.

In addition to the minimum account size, Your Account must be allocated, on the date of application and continuously thereafter, to one of three available investment options, referred to as “Eligible Portfolios.”  Each of the Eligible Portfolios is an asset allocation model with a unique investment objective.  The models are created and maintained by Envestnet, and are comprised of up to six PMC Funds.  Each of these underlying funds is a style-specific, benchmark-aware portfolio advised by PMC and sub-advised by multiple institutional asset managers chosen specifically for their style adherence and their perceived ability to outperform their respective benchmarks.

The Eligible Portfolios are:

Eligible Portfolio:	Composition and Investment Objective:
PMC Select Portfolio - Conservative
Composition: 45% equity and 55% fixed income
Investment Objective:  To provide consistent performance relative to the underlying benchmark, with an emphasis on stability of returns through combining equities and fixed income.

PMC Select Portfolio - Conservative Growth
Composition: 60% equity and 40% fixed income
Investment Objective: To provide consistent performance relative to the underlying benchmark, with an emphasis on stability of returns through combining equities and fixed income.

PMC Select Portfolio - Moderate
Composition: 70% equity and 30% fixed income
Investment Objective: To provide consistent performance relative to the underlying benchmark, with an appropriate balance between equities and fixed income.

For more information about any of the Eligible Portfolios, please read the prospectuses, forms ADV or other disclosure provided by your investment professional.

The assets in Your Account are required to remain invested at all times in one of the designated Eligible Portfolios or your Contract may terminate and your Guaranteed Annuity Payments may be reduced to zero.

Nationwide is not affiliated with Envestnet, your broker or your registered representative and does not manage Your Account.

Can a Contract be purchased to fund an Individual Retirement Account (IRA)?

You may purchase a Contract for your IRA, Roth IRA, SEP or Simple IRA.  You must designate yourself as the annuitant of the IRA since your custodian will be listed as the owner.  The Contract is held within the IRA for your benefit. if you elect the Spousal Continuation Option (discussed herein), you and your spouse must be joint annuitants, and your spouse must be listed as the beneficiary.

Can the Contract Owner cancel the Contract?

After you purchase and receive the Contract, you have up to 30 days to cancel your Contract.  We call this the “Examination Period.”  In order to cancel your Contract, you must provide us with written notice of your cancellation within 30 days after receiving the Contract (or such longer period that your state may require).  We will then terminate your Contract and refund to Your Account the full amount of any Fee we have already assessed.

After the Examination Period has expired, you can cancel your Contract by either:

•	advising us that you want to terminate the Contract and terminating your agreement with Envestnet that provides for deduction of the Contract Fee from Your Account; or

•	liquidating all of the investments in Your Account.

There are other actions or inactions that can cause the Contract to terminate as well (see “Suspension and Termination Provisions” later in this prospectus).

Does the Contract contain any type of spousal benefit?

Yes.  At the time of application, you may elect to add the Spousal Continuation Option to your Contract.  The Spousal Continuation Option allows a surviving spouse to continue to receive, for the duration of his or her lifetime, the Guaranteed Annuity Payments, provided that the conditions outlined in this prospectus are satisfied.

In order to elect the Spousal Continuation Option, you and your spouse must be joint owners of Your Account.  If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse.

There is no additional Contract Fee associated with the Spousal Continuation Option, but a Contract with the Spousal Continuation Option will receive a lower Guaranteed Lifetime Withdrawal Percentage, which in turn, will result in lower Guaranteed Annuity Payments.

RISK FACTORS

Your Account may perform well enough so that you may not need to utilize the guarantee.

In general, the assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios.  The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that we will be required to make Guaranteed Annuity Payments to you.

Your investment choices are limited by the Contract.

The guarantees associated with the Contract are contingent on your investments being allocated to one of the Eligible Portfolios.  The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you.  If you do not purchase the Contract, it is possible that you may invest in other types of investments that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You may die before receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract.  This Contract is designed to provide protection in many cases to clients who live beyond life expectancy.  However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments from us.

Early Withdrawals or Excess Withdrawals will reduce or eliminate the guarantees provided by your Contract.

If you take withdrawals before age 65 (or in the case of Joint Owners, before the younger Owner’s age 65) (an “Early Withdrawal”) or if you withdraw more than the Guaranteed  Lifetime Wtihdrawal Amount in a given year after you (or in the case of Joint Owners, the younger Owner) turn age 65 (an “Excess Withdrawal”), you will reduce the Guaranteed Lifetime Withdrawal Base and consequently, the amount of Guaranteed Annuity Payments.

Note: The Contract does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.

The Fee will reduce the growth of Your Account.

The deduction of the Contract Fee each quarter will negatively affect the growth of Your Account.  Depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.

Actions of your creditors may reduce or eliminate the guarantees provided by your Contract.

You own Your Account and the assets held in it.  We have no ownership or control over Your Account or the assets held in it.  The assets in Your Account are not subject to our creditors.  However, assets in Your Account may be subject to being directly attached by your creditors.  Moreover, because you may, at any time, liquidate Your Account, you are also entitled to pledge the assets in Your Account as collateral for a loan.  There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases in value, your creditors may liquidate assets in Your Account to pay the loan.  This liquidation will be treated as a withdrawal from Your Account.  If it is an Early Withdrawal or an Excess Withdrawal, it will reduce your Guaranteed Lifetime Withdrawal Base.  Using the assets in Your Account as collateral for a loan, therefore, may cause you to lose the benefits available under the Contract.

Envestnet may no longer manage the assets in Your Account.

We will only pay the guarantees under this Contract if Envestnet manages the Eligible Portfolios.  If for any reason (i.e. Envestnet goes out of business or merges into another company) Envestnet no longer manages the Eligible Portfolios, we will suspend the Contract.  If you choose to continue your Contract and the guarantees under it, you must transfer your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.  If you choose not to transfer your Account Value, this Contract and the guarantees under it will terminate.

Nationwide’s claims paying ability.

The Contract is not a separate account product.  This means that the assets supporting the Contract are not held in a separate account of Nationwide for the exclusive benefit of Contract Owners and are not insulated from the claims of the our creditors.  Your Guaranteed Annuity Payments will be paid from our General Account and, therefore, are subject to our claims paying ability.

Tax Consequences.

The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in published legal authorities.  We intend to treat your Contract as an annuity contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service.  Assuming the Contract is correctly treated as an annuity contract for tax purposes, Guaranteed Annuity Payments made to you after your Account Value has been reduced below the Minimum Account Value will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities.  We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract.  We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment.  You should consult a tax advisor before purchasing a Contract.

YOUR RELATIONSHIP WITH ENVESTNET AND NATIONWIDE

The Contract

The Contract is an individual supplemental immediate fixed income annuity contract.  That means that the contract you are purchasing entitles you to an immediate fixed income annuity contract if, and only if, one of the triggering events discussed earlier in this prospectus occurs.  The Contract is designed for Envestnet clients who intend to use the assets in their account as the basis for periodic withdrawals to provide income for retirement or for other purposes.

While the Contract is in the Account Phase, Envestnet is responsible for administering Your Account, including processing additional payments and withdrawals, deducting and remitting to us the Contract Fee, assessing any other fees associated with Your Account, and providing you with statements, confirmations and other correspondence.  In addition to administering Your Account, Envestnet also manages the Eligible Portfolios and makes them available for your investment.

If and when one of the triggering events occurs, the Annuity Phase begins.  Your Account will be closed and any remaining assets will be transferred to us.  We will then issue you an immediate fixed income annuity contract that will result in Guaranteed Annuity Payments being made to you for the remainder of your (and your spouse’s, if the Spousal Continuation Option is elected) lifetime.  Once the Annuity Phase begins, your relationship with Envestnet, with respect to Your Account, terminates.  All administrative responsibilities undertaken by Envestnet during the Account Phase will be performed by Nationwide, the issuer of the Contract and the entity obligated to pay you Guaranteed Annuity Payments for the rest of your (or your spouse’s, if the Spousal Continuation Option is elected) lifetime.

Management of Your Account

You, as the owner of Your Account, are responsible for managing the assets in Your Account.  The Contract requires that you remain invested in one of the Eligible Portfolios in order to maintain the guarantees associated with the Contract.  Neither Nationwide nor Envestnet is responsible for ensuring that the assets in Your Account remain invested according to the terms of the Contract.

THE ACCOUNT PHASE

What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?

The Guaranteed Lifetime Withdrawal Base is the amount we use to calculate the Guaranteed Annuity Payments.  On the date we issue the Contract, your initial Guaranteed Lifetime Withdrawal Base equals your Account Value.  The anniversary of the date we issue your Contract is known as the “Contract Anniversary” and each one-year period between subsequent Contract Anniversaries is referred to as a “Contract Year.”

Can my Guaranteed Lifetime Withdrawal Base change?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease.

1.
The Anniversary Step-ups. The Contract contains an anniversary step-up feature (the “Anniversary Step-up”) where if, on any Contract Anniversary, your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, we will automatically increase your Guaranteed Lifetime Withdrawal Base to equal that Account Value.  The automatic Anniversary Step-up will continue until any terms and conditions associated with the Contract change.

If one or more terms and conditions associated with the Contract change, the Anniversary Step-up will still be available, but will no longer be automatic.  To invoke the Anniversary Step-up, you will have to affirmatively elect to have the Anniversary Step-up applied to your Contract by notifying us.  On or about each Contract Anniversary, we will provide you with information necessary to make this determination.  Specifically, we will provide: your Account Value; the current Guaranteed Lifetime Withdrawal Base; the current terms and conditions associated with the Contract; and instructions on how to communicate an election to invoke the Anniversary Step-up.

If you invoke the Anniversary Step-up, the new terms and conditions associated with the Contract will apply.  If we do not receive your election to invoke the Anniversary Step-up within 60 days after the Contract Anniversary, we will assume that you do not wish to increase your Guaranteed Lifetime Withdrawal Base.  If the Guaranteed Lifetime Withdrawal Base is not increased, the terms and conditions associated with your Contract will remain unchanged.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Contract Anniversary Step-up feature, you agree to pay the larger Fee.

You can cancel the automatic Anniversary Step-up by notifying us.  We reserve the right to change or terminate the automatic Anniversary Step-up at any time upon written notice to you.

2.
Additional Deposits to Your Account.  The Contract permits you to make Additional Deposits to Your Account during the Account Phase, provided that each Additional Deposit is $1,000 or more.  Additional Deposits will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.

Note: If you make an Additional Deposit that results in your Account Value exceeding $2,000,000 (or when your Account Value already exceeds $2,000,000), we may suspend increases to the Guaranteed Lifetime Withdrawal Base until you remove the portion of the Additional Deposit that causes your Account Value to exceed $2,000,000.  We will apply these limits to the aggregate Account Values of non-IRA Contracts with the same annuitant and reserve the right to limit the aggregate value of non-IRA Contracts with the same annuitant (or beneficial owner) to $2,000,000.

3.
Early Withdrawals from Your Account.  An Early Withdrawal is any withdrawal you take from Your Account prior to your Withdrawal Start Date (discussed later in this provision).  Early Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the Early Withdrawal; and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =   the dollar amount of the Early Withdrawal;

                                 B =   your Account Value on the date of the Early Withdrawal; and

                                 C =    your Guaranteed Lifetime Withdrawal Base on the date of the Early Withdrawal.

Note: Generally, when your Account Value is greater than your Guaranteed Lifetime Withdrawal Base, Early Withdrawals will result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  Conversely, when your Account Value is less than your Guaranteed Lifetime Withdrawal Base, Early Withdrawals will typically result in a proportional amount reduction to the Guaranteed Lifetime Withdrawal Base.

Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Early Withdrawal:		At the time of the Early Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000	Withdrawal Amount =	$15,000
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000	Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $500,000) x $450,000 =	$13,500	Proportional amount ($15,000 ÷ $400,000) x $450,000 =	$16,875
After the Early Withdrawal:		After the Early Withdrawal:
Account Value ($500,000 - $15,000) =	$485,000	Account Value ($400,000 - $15,000) =	$385,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000) =	$435,000	Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875) =	$433,125

4.
Excess Withdrawals from Your Account.  Excess Withdrawals are any withdrawals taken after your Withdrawal Start Date that, during any calendar year, exceed the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision).  Excess Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the Excess Withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =  the dollar amount of the Excess Withdrawal;

B =   your Account Value on the date of the Excess Withdrawal; and

C =    your Guaranteed Lifetime Withdrawal Base on the date of the Excess Withdrawal.

Note: Generally, when your Account Value is greater than your Guaranteed Lifetime Withdrawal Base, Excess Withdrawals will result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  Conversely, when your Account Value is less than your Guaranteed Lifetime Withdrawal Base, Excess Withdrawals will typically result in a proportional amount reduction to the Guaranteed Lifetime Withdrawal Base.

Example Excess Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base:		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Excess Withdrawal:		At the time of the Excess Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500	Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000	Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500	Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500	Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $500,000) x $450,000 =	$6,750	Proportional amount ($7,500 ÷ $400,000) x $450,000 =	$8,438
After the Excess Withdrawal:		After the Excess Withdrawal:
Account Value ($500,000 - $30,000) =	$470,000	Account Value ($400,000 - $30,000) =	$370,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500) =	$442,500	Guaranteed Lifetime Withdrawal Base ($450,000 - $8,438) =	$441,562

If your Contract is issued to fund an IRA, and the only withdrawals you take from the assets in Your Account are those taken to meet required minimum distributions under the Internal Revenue Code, those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed  Lifetime Withdrawal Amount.

In the case of an Early Withdrawal or an Excess Withdrawal that causes a proportional reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed  Lifetime Withdrawal Base to the amount that was in effect prior to the Early Withdrawal or Excess Withdrawal.  To do so, within 30 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Early Withdrawal or Excess Withdrawal amount, and submit a request to us to restore your Guaranteed Lifetime Withdrawal Base.

Note: The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even if your Account Value goes down.

What is the Withdrawal Start Date and what does it mean?

Your Withdrawal Start Date is the date that you can begin to annual withdrawals each calendar year of up to the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision) without reducing your Guaranteed Lifetime Withdrawal Base.  This date is the date you reach age 65.  In the case of Joint Owners, the Withdrawal Start Date is the date the younger Joint Owner reaches the age of 65.

Once a Contract is issued, we will not change the Withdrawal Start Date other than for error correction.  We reserve the right to increase the Withdrawal Start Date for new Contracts.

If you, or in the case of Joint Owners, the younger Joint Owner, are 65 or older when you purchase the Contract, you have already reached your Contract’s Withdrawal Start Date.  This means that you may begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount immediately (or at anytime thereafter) and the Early Withdrawal provisions of this prospectus are inapplicable to your Contract.  Note, however, that if you take your first withdrawal in the middle of a calendar year, you are limited to taking a pro-rated amount based on the number of days left remaining in the calendar year.

What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?

The Guaranteed Lifetime Withdrawal Amount is the amount you may withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying your Guaranteed Lifetime Withdrawal Base by your Guaranteed Lifetime Withdrawal Percentage.  Your Guaranteed Withdrawal Percentage is 5% if no Spousal Continuation Option is elected, and 4.5% if the Spousal Continuation. In other words:

Guaranteed Lifetime Withdrawal Amount	=	Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage
(the amount you can withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base)		(your highest Account Value on any Contract Anniversary, adjusted for Additional Deposits, Early Withdrawals, and Excess Withdrawals)		5% (4.5% if the Spousal Continuation Option is elected)

Note: Although withdrawals taken that do not exceed the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce your Account Value.

Note: Your Guaranteed Withdrawal Amount should be considered when you determine your periodic withdrawal strategy for retirement income or other purposes.  Amounts withdrawn in excess of the Guaranteed Lifetime Withdrawal Amount will negatively impact your Guaranteed Lifetime Withdrawal Base and any Guaranteed Annuity Payments that may be payable to you under this Contract.

What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero during the Account Phase?

If both your Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero, the Contract will automatically terminate without value.

TRIGGERING THE ANNUITY PHASE

What events will trigger payment of the Guaranteed Annuity Payments?

Your Account will continue in the Account Phase until either of the following events, referred to as “triggering events,” occurs:

•	your Account Value, after reaching the Withdrawal Start Date, falls below the greater of $15,000 or the Guaranteed Lifetime Withdrawal Amount (the “Minimum Account Value”); or

•	you, after reaching the Withdrawal Start Date, affirmatively elect to begin the Annuity Phase by submitting the appropriate administrative forms.

Note: You may never receive a Guaranteed Annuity Payment.  If you (and your spouse, if the Spousal Continuation Option, discussed herein, is elected) die before any of the triggering events occurs, no benefit is payable under this Contract.

What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date?

If your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, the Contract will terminate according to the “Suspension and Termination Provisions” described later in this prospectus.

How is the Contract transitioned into the Annuity Phase?

If and when a triggering event occurs, we will send you a notice in writing informing you that you have met all of the conditions in order for your Contract to transition from the Account Phase to the Annuity Phase.  The notice will contain an election form.

If you decide to transition your Contract into the Annuity Phase, you must return the executed election form to us and instruct your advisor to liquidate Your Account and transfer any remaining balance to us.  We will accept those assets as a premium payment for your immediate fixed income annuity contract (“Annuity”).  Shortly thereafter, we will issue your Annuity, and we will begin making Guaranteed Annuity Payments to you.  The date the Annuity is issued is referred to as the “Annuity Commencement Date.”  The Guaranteed Annuity Payments will continue for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live.

If you decide not to transition your Contract into the Annuity Phase, you may terminate your Contract and we will make no payments to you.

THE ANNUITY PHASE

How much will each Guaranteed Annuity Payment be?

Each Guaranteed Annuity Payment will be in the same amount as your most recent Guaranteed Lifetime Withdrawal Amount.   However, your first Guaranteed Annuity Payment will be prorated based on the amount previously withdrawn during the calendar year prior to beginning the Annuity Phase.

Will the Guaranteed Annuity Payments ever increase or decrease?

No.  The Guaranteed Annuity Payments will always be the same amount and are not impacted by market performance.

How often are the Guaranteed Annuity Payments paid?

The Guaranteed Annuity Payments will be paid to you at the frequency you request on your election form.

Note: Although you elect the frequency of payment, we reserve the right to decrease the frequency such that each scheduled payment is at least $100.

How long will the Guaranteed Annuity Payments be paid?

Once the Guaranteed Annuity Payments begin, they will continue until the death of the annuitant (or the joint annuitant if the Spousal Continuation Option was elected).

SPOUSAL CONTINUATION OPTION

What is the Spousal Continuation Option?

The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract, including the Guaranteed Lifetime Withdrawal Amount and, possibly, Guaranteed Annuity Payments.  The Spousal Continuation Option may not be available in every state.

Election of the Spousal Continuation Option

The following conditions apply to Contracts electing the Spousal Continuation Option:

(1)	The Spousal Continuation Option must be elected at the time of application, and both spouses cannot be older than 75 years old at that time.

(2)	The spouses must own Your Account as Joint Owners.

(3)
If your marriage terminates due to divorce, dissolution, or annulment prior to the Withdrawal Start Date or after the Withdrawal Start Date but no withdrawals have been taken, we will remove the Spousal Continuation Option from your Contract upon written request and evidence of the marriage termination that is satisfactory to us.  After removal of the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage will be 5%.  Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

(4)
If your marriage terminates due to divorce, dissolution, or annulment on or after the Withdrawal Start Date, and you have taken one or more withdrawals, you may not remove the Spousal Continuation Option from the Contract.

(5)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For Contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner.

(6)	Both spouses must be named as beneficiaries. For Contracts owned by a revocable trust, one spouse must be the annuitant and the other spouse must be the contingent annuitant.

(7)	For Contracts issued as an IRA, the spouse of the person for whom the IRA was established must be named as the beneficiary of Your Account.

(8)	The Withdrawal Start Date is the date the younger spouse turns 65.

How much does the Spousal Continuation Option cost?

There is no deduction from Your Account for the Spousal Continuation Option.  Instead, the cost of the Spousal Continuation Option is built into the Guaranteed Lifetime Withdrawal Amount calculation.  Recall that the Guaranteed Lifetime Withdrawal Amount is calculated by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage.  For Contracts that elect the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage is 4.5%, as opposed to the 5% Guaranteed Lifetime Withdrawal Percentage that is used for Contracts without a Spousal Continuation Option.

This lower Guaranteed Lifetime Withdrawal Percentage will result in a lower Guaranteed Lifetime Withdrawal Amount and, if the Contract transitions to the Annuity Phase, lower Guaranteed Annuity Payments.

Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?

There are situations where you would not receive the benefit of the Spousal Continuation Option.  For example, if your spouse dies before you, the benefits associated with the option will not be realized.  Also, if withdrawals are taken after the Withdrawal Start Date, and your marriage terminates due to divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract.

THE CONTRACT FEE

How much is the Contract Fee?

The guaranteed maximum Contract Fee, as a percentage of the Guaranteed Lifetime Withdrawal Base, is 2.00% on an annual basis.  The current Contract Fee, as a percentage of the Guaranteed Lifetime Withdrawal Base, is 1.20% on an annual basis.  Once your Contract is issued, the Contract Fee associated with your Contract will not increase, except possibly, if you elect a non-automatic Anniversary Step-up.

The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial and other services (including any fees charged by your advisor), or charges imposed by the mutual funds comprising Your Account.

When and how is the Contract Fee assessed?

The Contract Fee is only assessed during the Account Phase of the Contract.  Itis deducted from Your Account in advance on a quarterly basisin the same manner as the advisory fees for Your Account and will be remitted to us by Envestnet.  To facilitate this, you must sign an agreement with Envestnet to allow them to deduct the Fee from Your Account.  The sale or transfer of investments in Your Account to pay the Fee will not be treated as a withdrawal and thus, will not reduce your Guaranteed Lifetime Withdrawal Base.

For example:

Guaranteed Lifetime Withdrawal Base=	$500,000
Contract Fee for one quarter $500,000 x (1.20% ÷ 4) =	$1,500

If your Contract is issued in the middle of a quarter, we will prorate your Contract Fee for that quarter.  Thereafter, at the end of each calendar quarter, the Fee for the next calendar quarter will be calculated based on the Guaranteed Lifetime Withdrawal Base as of the end of the prior calendar quarter.  If you terminate your Contract in the middle of a quarter, we will refund to you the portion of that quarter’s Fee which is equal to the number of days remaining the in the quarter.

We reserve the right to have the Fees deducted through means other than deduction from Your Account.

Will the Contract Fee be the same amount from quarter to quarter?

Since the Fee is based on your Guaranteed Lifetime Withdrawal Base, any time the Guaranteed Lifetime Withdrawal Base increases (via Additional Deposits or the Anniversary Step-up) so does the amount of the Fee.  Likewise, any time the Guaranteed Lifetime Withdrawal Base decreases (via Early Withdrawals or Excess Withdrawals), so does the amount of the Fee.  Additionally, if you elect an Anniversary Step-up when a higher or lower Contract Fee is in effect, the dollar amount of your Contract Fee will increase or decrease accordingly.

Thus, the only way the dollar amount of your Contract Fee will remain the same is if your Guaranteed Lifetime Withdrawal Base and the Contract Fee associated with your Contract stays the same.

Will advisory and other fees impact the Account Value and the guarantees under the Contract?

They might.  The provisions of your Contract currently allow for a “Withdrawal Exception” whereby withdrawals up to a certain amount can be deducted from Your Account each calendar quarter to pay for advisory and other service fees associated with Your Account without being considered Early Withdrawals/Excess Withdrawals, as applicable.  Currently, the maximum amount of the Withdrawal Exception is an annualized rate of 1% of your Account Value assessed each calendar quarter.

If your actual fees for advice and other services exceed 1% of your Account Value, and you withdraw the entire fee amount from Your Account, the amount withdrawn above the 1% limit will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base.

This means that if you have not yet reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Early Withdrawal.  If you have reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year.  Both Early Withdrawals and Excess Withdrawals reduce your Guaranteed  Lifetime Withdrawal Base.

MANAGING WITHDRAWALS FROM YOUR ACCOUNT

There are many factors that will influence your decision of when to take withdrawals from Your Account and in what amount.  No two investors’ situations will be exactly the same.  You should carefully weigh your decision to take withdrawals from Your Account, the timing of the withdrawals, and the amounts.  You should consult with your advisor and a tax advisor.  In addition to the advice you may receive from your advisor, here are a few things to consider:

First:
Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base.  The reduction may be substantial, especially if your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted.

Second:
Once your are ready to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program through your advisor, custodian or other service provider.  Doing so may help limit the risk that you will make an Excess Withdrawal.

Third:
Consider the timing of your withdrawals.  Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary via the automatic Anniversary Step-up, the higher your Account Value is on your Contract Anniversary, the more likely you will be to receive an increase in your Guaranteed Lifetime Withdrawal Base.  You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary.

Fourth:
Consider that the longer you wait to begin making withdrawals of the Guaranteed Lifetime Withdrawal Amount, the less likely it is that you will receive any Guaranteed Annuity Payments because your Account Value will reach the Minimum Amount later in your life, and at the same time, your life expectancy will be shorter.

DEATH PROVISIONS

The treatment of the Contract upon the death of the Contract Owner or Joint Owner and the options available to the Owner or beneficiary at that time depend on a number of factors.  Those include whether the Owner is a natural or non-natural person, whether there is a Joint Owner, and whether the Contract is in the Account Phase or the Annuity Phase.

	Contract Owner death occurs in the Account Phase	Contract Owner death occurs in the Annuity Phase
Sole Contract Owner
•  The Contract terminates and we will make no payments to your beneficiary.
•  We will return that portion of the current quarter’s Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

•  We will calculate the remaining amount of transferred account value (referred to as premium) that has not yet been paid to you in the form of Guaranteed Annuity Payments; we will make annual payments to your beneficiary in the amount equal to your Guaranteed Annuity Payments until that amount has been paid.
•  If all remaining amount of transferred account value (referred to as premium) has already been paid to you at the time of your death in the form of Guaranteed Income Payments, we will make no further payments.

Joint Contract Owners
•  If a Joint Owner dies, the Contract will generally continue with the surviving Joint Owner as the sole Contract Owner.
•  If one of the Joint Owners is a non-natural person, the Contract cannot be continued as described above; the Contract will terminate upon the death of the Contract Owner that is a natural person.
•  If the Spousal Continuation Option has been elected and the Contract Owner who is also the annuitant dies, Your Account continues until the death of the spouse.

•  If a Joint Owner dies, we will continue to make Guaranteed Annuity Payments to the surviving Joint Owner for the duration of his or her lifetime.
•  If the surviving Contract Owner subsequently dies, we will calculate the remaining amount of transferred account value (referred to as premium) that has not yet been paid in the form of Guaranteed Annuity Payments; we will make annual payments to the beneficiary in the amount equal to the Guaranteed Annuity Payments until that amount has been paid.
    •       If the Spousal Continuation Option has been elected and the
     Contract Owner who is also the annuitant dies, we will continue to make Guaranteed Annuity Payments for the life of the
     spouse.  In states where there are civil union laws, if the
     Owner/annuitant dies, payout must be made in 5 years.

MARRIAGE TERMINATION PROVISIONS

Marriage termination in the Account Phase.

If the marriage terminates during the Account Phase when you are the sole Contract Owner:

•	If you remain the sole owner of Your Account, there will be no change to the Contract.

•
If your former spouse becomes the sole owner of Your Account, the Contract will be reissued with your former spouse as Contract Owner and annuitant, and the Contract will terminate upon the death of the annuitant.  Alternately, the former spouse may elect to terminate the Contract.

•
If Your Account is divided between you and your former spouse, the Contract may will be reissued as two Contracts (one to each of the former spouses), with the contractual guarantees divided in proportion to the division of the assets in Your Account.  Each former spouse will be the named Contract Owner and annuitant of their respective reissued Contract, and each Contract will terminate upon the death of the respective annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

If the marriage terminates during the Account Phase when you and your former spouse are Joint Owners:

•
If Your Account is taken over solely by one of the Joint Owners (the “Receiving Joint Owner”), such Joint Owner may elect whether to have the Contract reissued with him/her as the sole Contract Owner and annuitant, or continue the Contract with both former spouses remaining as Joint Owners and the Receiving Joint Owner as the annuitant.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, the Receiving Joint Owner may elect to terminate the Contract.

•
If Your Account is divided between the Joint Owners (the former spouses), the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual guarantees divided in proportion to the division of the assets in Your Account.  The Joint Owners may remain as Joint Owners on each reissued Contract, with one former spouse named as annuitant on each of the contracts, or each may become the sole Contract Owner and annuitant on their respective reissued Contract.  In either situation, the Contract will terminate upon the death of the annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

Marriage termination in the Annuity Phase.

If, during the Annuity Phase, the marriage terminates, the Contract will not be reissued.  We will make Guaranteed Annuity Payments to one or more payees as set forth in the relevant decree, order, or judgment.

Contract Owners should consult with their own advisors to assess the tax consequences associated with these marriage termination provisions.

SUSPENSION AND TERMINATION PROVISIONS

Suspension and termination provisions only apply during the Account Phase of the Contract.

    Note: We reserve the right to establish higher guarantees for certain Contracts in order to accommodate a transfer  of contractual guarantees from a suspended or terminated Contract.

What does it mean to have a suspended Contract?

If your Contract is suspended, your ability to make Additional Deposits to Your Account may be restricted.  Contract suspension will not otherwise change or suspend the calculation of the benefits or charges under your Contract.

Suspension of a Contract may result in termination of the Contract in certain circumstances.  Suspension or termination of the Contract may reduce or eliminate the guarantees associated with your Contract.

What will cause a Contract to be suspended?

There are several events that can cause a Contract to be suspended.  Some of them are within your control; some are not.  We reserve the right to suspend the Contract if any of the following events occur:

•
You do not comply with any provision of this prospectus, including, but not limited to, the requirement that you invest the assets in Your Account in an Eligible Portfolio and the requirement that you execute an agreement with Envestnet that provides for the deduction and remittance of the Contract Fee;

•	Envestnet no longer manages the Eligible Portfolios;

•
You make an Additional Deposit to Your Account when the value of Your Account already exceeds $2,000,000, or if you make an Additional Deposit to Your Account that causes Your Account to exceed $2,000,000;

•	There is a violation of any rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or

•	Upon the occurrence of any other Contract suspension events.

If one of the suspension events occurs, we will provide you with a pre-suspension notice indicating what exactly is triggering the suspension and when the suspension will begin.  The purpose of this pre-suspension notice is to give you the opportunity to cure the issue that has triggered the suspension.  If you cause the issue to be cured within the time period indicated in the notice, in a manner acceptable to us, the suspension will not take effect.

What can be done to take the Contract out of suspension?

If you do not or cannot cure the issue causing the suspension prior to the suspension effective date, your Contract will be suspended.  At the beginning of the suspension, we will provide you with written notice of the suspension.  The notice will indicate that there is a suspension cure period, during which you will have the ability to preserve the guarantees associated with your Contract.  The notice will contain a description of one or more actions you can take to cure the issue and take the Contract out of suspension.

If you do not or cannot cure the issue causing the suspension by the end of the suspension cure period, your Contract will terminate.

Specific suspension events and their cures.

Envestnet no longer manages the Eligible Portfolios.  If Envestnet no longer manages the Eligible Portfolios, we will suspend the Contract.  The only way to cure this suspension (to preserve your guarantees under the Contract) is to transfer your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.

If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for these products may be higher than the Contract Fee assessed in connection with your Contract;

•	You will not be charged any transfer fees other than the termination fees imposed by your custodian consistent with your custodial agreement;

•
The value of the guarantees transferred will be equal to the Guaranteed Lifetime Withdrawal Amount on the Valuation Day of the transfer (a Valuation Day is any day the New York Stock Exchange is open for trading).

If you decide to transfer your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer.

    If you choose not to transfer your Account Value, or fail to transfer your Account Value before the end of the suspension cure period, the Contract and the guarantees under it will terminate.

   Additional Deposits causing Account Value to exceed $2,000,000.  If you make an Additional Deposit to Your Account when Your Account already exceeds $2,000,000, or if you make an Additional Deposit that causes Your Account to exceed $2,000,000, we will suspend your Contract.  The only way to cure this suspension (to preserve your guarantees under the Contract) is to withdraw all or the portion of the Additional Deposit that caused the Account Value to exceed the $2,000,000 limit.  During the suspension cure period, any such withdrawal will not constitute an Early Withdrawal or an Excess Withdrawal.

If you do not withdraw the necessary amount from Your Account before the end of the suspension cure period, the Contract will remain suspended until the amount needed to cure the suspension is withdrawn from Your Account. Any withdrawals taken after the end of the suspension cure period to reduce the Account Value and remove the suspension will be considered Early Withdrawals or Excess Withdrawals, whichever the case may be.  Until the suspension is lifted, Fees will apply to the maximum Account Value ($2,000,000).

What will cause a Contract to be terminated?

There are several events that can cause a Contract to be terminated.  Some of them are within your control; some are not.  We reserve the right to terminate the Contract if any of the following events occur:

•	You fail to cure the cause of a Contract suspension within the suspension cure period;

•	You reach the minimum account value before the Withdrawal Start Date;

•	There is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or

•	Upon the occurrence of any additional Contract termination events.

If one of the termination events occurs, we will provide you with a pre-termination notice indicating what exactly has triggered the termination and when the termination will be effective.  The purpose of this pre-termination notice is to give you the opportunity to either cure the issue that has triggered the termination, or to preserve your guarantees under the Contract by transferring your Account Value to a third party account approved by us or to an annuity contract we, or one of our affiliates, offer.

If you cause the issue to be cured before the termination date, in a manner acceptable to us, the termination will not take effect.

If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for these products may be higher than the Contract Fee assessed in connection with your Contract;

•	You will not be charged any transfer fees other than the termination fees imposed by your custodian consistent with your custodial agreement;

•	The value of the guarantees transferred will be equal to the Guaranteed Lifetime Withdrawal Amount on the Valuation Day of the transfer.

If you decide to transfer your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer.

If you do not cure the issue within the termination cure period, or if you fail to transfer your Account Value before the end of the termination cure period, the Contract and the guarantees under it will terminate.  If the Contract does terminate, we will provide you with written notification of the Contract’s termination.

DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU

This Contract is meant to protect your assets in the event market fluctuations bring your Account Value below the Minimum Amount or in the event you outlive your assets.  This Contract does NOT protect the actual investments in Your Account.  For example if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee that you will be able to withdraw, after age 65, Guaranteed Lifetime Withdrawal Amounts of 5% of $600,000 (instead of 5% of $400,000) on an annual basis for life.  We guarantee this even if such withdrawals bring your Account Value to $0

It is also important to understand that even after you have reached age 65 and start taking withdrawals from Your Account, those withdrawals are made first from your own investments in Your Account.  We are required to start using our own money to make Guaranteed Annuity Payments only when and if your Account Value reaches the Minimum Account Value because of withdrawals within the limits of this Contract and/or poor investment performance.  We limit our risk of having to make Guaranteed Annuity Payments by limiting the amount you may withdraw each year from Your Account without reducing your Guaranteed Lifetime Withdrawal Base (the Guaranteed Lifetime Withdrawal Amount).  If the investment return on Your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Guaranteed Lifetime Withdrawal Amount, then your Account Value will never be reduced to the Minimum Account Value  and you will never have to begin the Annuity Phase.

There are many variables, however, other than average annual return on Your Account that will determine whether the investments in Your Account without the Contract would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Guaranteed Annuity Payments that you would have received if you had purchased the Contract.  Your Account Value may have declined over time before the Annuity Phase, which means that your investments would have to produce an even greater return after the Annuity Phase to make up for the investment losses before that date.  Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

FEDERAL INCOME TAX CONSIDERATIONS

This Contract is a new and innovative product.  The Internal Revenue Service has not yet addressed the tax consequences of ownership of, or distributions from, the Contract in any ruling or other type of guidance.  It is possible that the Internal Revenue Service could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within your portfolio.

The Contract is in form an annuity contract, and we intend to treat the Contract as an annuity for federal income tax purposes.  Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity contracts, and the payments will be treated as being annuity payments made after the annuity starting date.  The following general discussion is based on the assumption that the Contract will be treated as an annuity for income tax purposes.  We will make no payments to your beneficiary and will not return any fees except for the portion of the current billing period’s fees for the number of days from your death until the end of the billing period.

    Taxation of Distributions from Contract

If and when Guaranteed Annuity Payments are to be made from the Contract, they are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the Owner is living (or, if the Contract is jointly ownened, while either Joint  Owner is living), and will terminate upon the death of the Owner, (or, if the Contract is jointly owner, upon the death of the surviving Joint Owner).  For federal income tax purposes, Guaranteed Annuity Payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments.  As amounts received as an annuity, the portion of the Guaranteed Annuity Payments that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis.  The amount excludable from each Guaranteed Annuity Payment will be determined by multiplying the Guaranteed Annuity Payment by a fraction that is the equal Contract Owner’s investment in the Contract divided by the expected value of the Guaranteed Annuity Payments under the Contract.  The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all Guaranteed Annuity Payments would be fully includable in income.  If payments cease by reason of the death of an Annuitant before the after-tax basis has been fully recovered through Guaranteed Annuity Payments, such unrecovered amounts should be allowable as an income tax deduction in your last taxable year.

Taxation of the Portfolio

We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities.  Similarly, we believe that transactions involving the investments in the Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract.  Although the question is not completely free of doubt, we believe that the Eligible Portfolios will not be subject to the “straddle” rules by reason of owning the Contract.  If the straddle rules were to apply to the Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment or loss is suspended.  To date, there have been no published authorities on this matter, and the Internal Revenue Service may seek to impose the straddle tax rules to your Eligible Portfolios, which could result in adverse tax consequences to you.

Section 1035 Exchanges

Although Section 1035 of the Internal Revenue Code provides rules that permit the tax-free exchange of annuity contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity.

Qualified Retirement Plans

The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Internal Revenue Code; however, it may be issued to the trustee or custodian of an Individual Retirement Account described in Section 408(a) of the Internal Revenue Code.  The Contract is not issued to employer sponsored qualified retirement plans described in section 401 of the Internal Revenue Code, or as a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

If the Contract is purchased inside an Individual Retirement Account, then the beneficial owner of the Individual Retirement Account must be annuitant under the Contract.  For questions that you may have regarding tax matters related to you Individual Retirement Account, please refer to the information provided to you by the custodian or trustee of the Individual Retirement Account.

Income Tax Withholding

Distributions of income from the Contract are subject to federal income tax.  We will withhold the tax from the distributions unless you request otherwise.  However, under some circumstances, the Internal Revenue Code will not permit you to waive withholding.  Such circumstances include:

•	if you do not provide us with a taxpayer identification number; or

•	if we receive notice from the Internal Revenue Service that the taxpayer identification number furnished by you is incorrect.

If you are prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

State and Local Tax Considerations

The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Prospective purchasers of the Contract should consult a financial consultant, tax advisor or legal counsel to discuss the any state or local taxation questions.

Non-Resident Aliens

Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%.  We are required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

•	Provide us with a properly completed withholding contract claiming the treaty benefit of a lower tax rate or exemption from tax; and

•	Provide us with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, we will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is for the non-resident alien to provide us with:

•	sufficient evidence that the distribution is connected to the non-resident alien’s conduct of business in the United States;

•	sufficient evidence that the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and

•	a properly completed withholding contract claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28% if a correct taxpayer identification number is not provided.

Payment of the Contract Fee

If you pay the Contract Fee for a Qualified Contract issued to your Individual Retirement Account from other assets in your Individual Retirement Account, that payment will not be a “distribution” from your Individual Retirement Account under the Internal Revenue Code.  If you pay the Contract Fee for a Qualified Contract from other assets held outside your Individual Retirement Account, the Contract Fee may have tax consequences and may also be treated as an additional contribution to your Individual Retirement Account.  You should consult a tax advisor for further information.

Seek Tax Advice

The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice.  Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences.  Any person considering the purchase of a Contract in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Qualified Contract for the IRA.

We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law.  You should consult with your independent tax and legal advisors before purchasing the Contract.

PREMIUM TAXES

    Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes.  We are responsible for paying these taxes.  Premium taxes will be deducted through the sale or transfer of assets in Your

    Account, or other agreed upon method, and delivered to us.  Some of these taxes are due when the Contract is issued; others are due when Guaranteed Annuity Payments begin or upon surrender.  Premium taxes may be deducted from Your Account when we are required to pay them or at a later time.  Premium taxes generally range from 0% to 4%, depending on the state.

MISCELLANEOUS PROVISIONS

Ownership of the Contract

If the Contract Owner or Joint Owners are individuals, each Owner is required to be named as a Contract Owner.  If the Owner is a trust or other non-natural person, an individual must be named as annuitant.

Periodic Communications to Contract Owners

Statements regarding Your Account will be provided to you periodically by your advisor, or a designated third party.

At least once a year during the Account Phase, we will send you a statement containing information about your Guaranteed Lifetime Withdrawal Base.  For more information, please contact us at our Home Office at the address and phone number on page 1 of this prospectus.

Amendments to the Contract

The Contract may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes.  Changes in the Contract may need to be approved by the state insurance departments.  The consent of the Contract Owner to an amendment will be obtained to the extent required by law.

Assignment

You may not assign your interest in the Contract during the Account Phase.  You may not assign your interest in the Contract during the Annuity Phase without Home Office prior approval.

Misstatements

If the age of the Contract Owner or any Joint Owner is misstated, any Contract benefits will be re-determined using the correct age(s).  If any overpayments have been made, future payments will be adjusted.  Any underpayments will be paid in full.

DISTRIBUTION (MARKETING) OF THE CONTRACT

Nationwide Investment Services Corporation ("NISC") acts as the national distributor of the Contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934, and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.

NISC does not sell Contracts directly to purchasers.  Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms.  NISC enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Contracts through their registered representatives.  Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of Nationwide in order to sell the Contracts.

For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Nationwide offers these Contracts on a continuous basis; however no broker dealer is obligated to sell any particular amount of Contracts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Securities and Exchange Commission.  This report is incorporated by reference.  It contains additional information about us, including audited consolidated financial statements for our latest fiscal year.  We filed our most recent Form 10-K on February 29, 2008 (Securities Act of 1933 Act File No. 002-64559).

If requested, we will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents).  You can request these documents by contacting us:

           In writing:                    Nationwide Life Insurance Company
             5100 Rings Road, RR1-04-F4
             Dublin, Ohio 43017-1522
          By telephone:         1-800-848-6331
        By the internet:           http://www.nationwide.com/nw/investor-relations/index.htm

LEGAL OPINION

EXPERTS

 [To be filed by subsequent amendment.]

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be -permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DEFINITIONS

Account Phase- The phase of the Contract from the time the Contract is issued until the Annuity Phase.

Account Value- The value of the assets in the Your Account, as determined as of the close of business on a Valuation Day.

Additional Deposit(s)- Payments applied to Your Account after the Contract is issued.

Annuitant- The person whose life span is used to determine the how long Guaranteed Annuity Payments are payable under the Contract.

Annuity-The supplemental immediate fixed income annuity contract issued to you when you begin the Annuity Phase of the Contract.

Annuity Commencement Date-The date the Annuity is issued.

Annuity Phase- The phase of the Contract during which we make Guaranteed Annuity Payments to you.

Contract- The legal agreement between you and Nationwide.  The Contract document contains critical information specific to your supplemental immediate fixed income annuity, including any endorsements or riders.

Contract Anniversary- The anniversary of the date we issue your Contract.

Contract Fee or Fee- The fee that is assessed quarterly from Your Account during the Account Phase and remitted to us by Envestnet pursuant to an agreement between you and Envestnet.

Contract Owner or you- The person, entity and/or Joint Contract Owner that maintains all rights under the Contract, including the right to direct who receives Guaranteed Annuity Payments.

Contract Year- The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.

Early Withdrawal- Any withdrawal you take from Your Account prior to the Withdrawal Start Date.

Excess Withdrawal- The portion of a withdrawal that is in excess of the Guaranteed Lifetime Withdrawal Amount.

General Account- An account that includes our company assets, which are available to our creditors.

Guaranteed Annuity Payments- Payments we make to you under the Annuity. The amount of each Guaranteed Annuity Payment will be equal to your most recent Guaranteed Lifetime Withdrawal Amount.

Guaranteed Lifetime Withdrawal Amount- The amount that you can withdraw from Your Account each calendar year without reducing your Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base- The amount upon which your Guaranteed Lifetime Withdrawal Amount is calculated.  The Guaranteed Lifetime Withdrawal Base may increase or decrease, as described in this prospectus.

Guaranteed Lifetime Withdrawal Percentage– The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount

Home Office- Our Home Office that is located at the address shown on the cover page of the prospectus.

Individual Retirement Account or IRA- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Joint Owner-One of two Contract Owners, each of which own an undivided interest in the Contract. Joint Owners must be spouses as recognized under applicable Federal law.

Nationwide, we or us - Nationwide Life Insurance Company.

Non-Qualified Contract - A contract that does not qualify for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Qualified Contract- A contract that qualifies for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Roth IRA- An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC or Commission- Securities and Exchange Commission.

SEP IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Valuation Date- Each day the New York Stock Exchange is open for business.The value of Your Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days and as conditions warrant.

Withdrawal Start Date- The date you are eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account without decreasing your Guaranteed Lifetime Withdrawal Base.  It is the date that you (or in the case of joint owners,  the younger Joint Owner) turn age 65.

You - In this prospectus, “you” means the Contract Owner and/or Joint Owners.

Your Account- The account you own that is managed by Envestnet Asset Management, Inc.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$39.30
Estimated Cost of printing and engraving	$25,000
Estimated Legal fees	$20,000
Estimated Accounting fees	$9,600
Estimated Mailing fees	$25,000

Item 15.                 Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:
•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding;
•	any threatened, pending or completed investigative action or proceeding; ,

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.
Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.

Item 16.                 Exhibits and Financial Schedules
 (a)                 Exhibit              Description
1	Underwriting Agreement – To be filed by subsequent pre-effective amendment.
2	None.
4	Individual Annuity Contract – To be filed by subsequent pre-effective amendment.
5	Opinion Regarding Legality – Filed with initial Registration Statement as Exhibit 5 on March 11, 2008 (1933 Act File No. 333-149613) and hereby incorporated by reference.
8	None.
10	None.
11	None.
12	None.
13	None.
15	None.
16	None.
23(i)	Consent of Independent Registered Public Accounting Firm. – To be filed by subsequent pre-effective amendment.
23(ii)	Consent of Counsel – Filed with initial Registration Statement as Exhibit 5 on March 11, 2008 (1933 Act File No. 333-149613) and hereby incorporated by reference.
24	Power of Attorney – Attached hereto.
25	None.
26	None.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 15th of April, 2008.
NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)
By: /s/ W. MICHAEL STOBART
W. Michael Stobart

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on this 15th of April, 2008.

W. G. JURGENSEN
W. G. Jurgensen, Director and Chief Executive Officer
JOSEPH A. ALUTTO
Joseph A. Alutto, Director
JAMES G. BROCKSMITH, JR.
James G. Brocksmith, Jr., Director
KEITH W. ECKEL
Keith W. Eckel, Director
LYDIA M. MARSHALL
Lydia M. Marshall, Director
DONALD L. MCWHORTER
Donald L. McWhorter, Director
MARTHA MILLER DE LOMBERA
Martha Miller de Lombera, Director
DAVID O. MILLER
David O. Miller, Director
JAMES F. PATTERSON
James F. Patterson, Director
GERALD D. PROTHRO
Gerald D. Prothro, Director
ALEX SHUMATE
Alex Shumate, Director
By /s/ W. MICHAEL STOBART
W. Michael Stobart
Attorney-in-Fact